Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2006 (this “Agreement”), is among Susser Holdings Corporation, a Delaware corporation (the “Company”) and Stripes Investment Corp., a Delaware corporation (“Blocker Corp.”).

WHEREAS, the Company intends to undertake an initial public offering of its equity interests at a time when it is the sole owner of all of the outstanding interests in Stripes Holdings, LLC, a Delaware limited liability company (“Stripes LLC”), and in connection therewith, the holders of the membership interests in Stripes LLC desire to contribute or otherwise transfer their membership interests in Stripes LLC to the Company (the “Contribution”), in order that Stripes LLC may become a direct wholly-owned subsidiary of the Company and the Company may effectuate the initial public offering through an offering of its common stock to the public (the “Offering”);

WHEREAS, in order to effect the Contribution, and pursuant to the terms of that certain Agreement and Plan of Merger by and among the Company, Stripes LLC and Susser Holdings Merger LLC, a Delaware limited liability company (“Merger LLC”), dated October 24, 2006 (the “Initial Merger Agreement”), Merger LLC will be merged with and into Stripes LLC (the “Initial Merger”), with Stripes LLC as the surviving company in the Initial Merger;

WHEREAS, pursuant to the Initial Merger, among other things, and subject to the terms and conditions of the Initial Merger Agreement, all of the issued and outstanding common membership units of Merger LLC shall together be converted into and become validly issued, fully paid and nonassessable common units of Stripes LLC and all of the issued and outstanding Class A Units of Stripes LLC (the “Class A Units”) and Class B Units of Stripes LLC (the “Class B Units” and collectively with the Class A Units, the “Stripes LLC Membership Units”) being cancelled in the Initial Merger and the holders of such Stripes LLC Membership Units receiving common stock of the Company, par value $0.01 (the “Company Common Stock”), in the Initial Merger;

WHEREAS, Blocker Corp. is (prior to the Initial Merger) a member of Stripes LLC and will receive Company Common Stock in exchange for its Stripes LLC Membership Units in the Initial Merger;

WHEREAS, immediately upon and contingent upon the consummation of the Initial Merger, the Company and Blocker Corp. desire that Blocker Corp. merge with and into the Company, with the Company as the surviving entity (the “Secondary Merger”), with all of the issued and outstanding stock of Blocker Corp. (the “Blocker Corp. Stock”) being cancelled and the holders of such Blocker Corp. Stock receiving Company Common Stock in the Secondary Merger as consideration therefor;

WHEREAS, the Board of Directors of the Company has approved and declared advisable this Agreement and the Secondary Merger, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, the stockholders of the Company have approved and declared advisable this Agreement and the Secondary Merger, on the terms and subject to the conditions provided for in this Agreement (the “Company Stockholder Approval”);

WHEREAS, the Board of Directors of Blocker Corp. has approved and declared advisable this Agreement and the Secondary Merger, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, the sole stockholder of Blocker Corp. have approved and declared advisable this Agreement and the Secondary Merger, on the terms and subject to the conditions provided for in this Agreement (the “Blocker Corp. Stockholder Approval”);

WHEREAS, for federal income tax purposes, it is intended that the Secondary Merger shall qualify as a Contribution within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and that this Agreement constitutes a plan of Contribution; and

WHEREAS, it is also intended that the Secondary Merger, together with and as part of a larger transaction that includes the Initial Merger, for federal income tax purposes shall qualify as a transaction described in Section 351 of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby the Company and Blocker Corp. hereby agree as follows:

ARTICLE I

The Secondary Merger

Section 1.1. The Secondary Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below) Blocker Corp. shall be merged with and into the Company, and the separate existence of Blocker Corp. shall thereupon cease, and the Company shall be the surviving company in the Secondary Merger (the “Surviving Company”).

Section 1.2. Closing. The closing of the Secondary Merger (the “Closing”) shall take place immediately upon the satisfaction or waiver of the conditions to closing set forth in Article V hereof (the “Closing Date”), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Teas, 75201, unless another time, date or place is agreed to by the parties hereto.

Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Secondary Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Secondary Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4. Effects of the Secondary Merger. The Secondary Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Blocker Corp. shall vest in the Surviving Company, and all debts, liabilities and duties of Blocker Corp. shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5. Certificate of Incorporation and Bylaws of the Surviving Company.

(a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.

(b) At the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable law.

Section 1.6. Directors and Officers of the Surviving Company.

(a) The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Company immediately following the Effective Time, to serve as such until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Company.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Company.

ARTICLE II

Effect of the Secondary Merger on the Capital Stock of the

Constituent Entities

Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Secondary Merger and without any action on the part of the holder of any Company Common Stock or any Blocker Corp. Stock:

(a) Conversion of Blocker Corp. Stock. Each share of Blocker Corp. Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 34,800.66 validly issued, fully paid and nonassessable shares of Company Common Stock. As of the Effective Time, all such Blocker Corp. Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder of a certificate which immediately prior to the Effective Time represented any such share of Blocker Corp. Stock shall cease to have any rights with respect thereto, except the right to receive the Company Common Stock.

(b) Company Common Stock. All shares of Company Common Stock outstanding immediately prior to the Secondary Merger and owned by Blocker Corp. shall be surrendered and cancelled and no longer remain outstanding for any purpose.

Section 2.2. Stock Certificates in the Company. Upon presentation by a holder of certificates representing Blocker Corp. Stock for exchange, the Company shall issue stock certificates to such holder in respect of the Company Common Stock to be issued to such holder pursuant to Section 2.1.

Section 2.3. No Further Ownership Rights in Blocker Corp. Stock. From and after the Effective Time, the shares of Company Common Stock issued and paid as merger consideration to holders of Blocker Corp. Stock in accordance with this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Blocker Corp. Stock, and the holders of such Blocker Corp. Stock shall have no further rights with respect to such interests except as provided herein or by applicable law.

ARTICLE III

Representations and Warranties of Blocker Corp.

Blocker Corp. represents and warrants to the Company as follows:

Section 3.1 . Organization, Standing and Corporate Power.

(a) Blocker Corp. is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 3.2. Authority; Noncontravention; Voting Requirements.

(a) Blocker Corp. has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Blocker Corp. Stockholder Approval, to perform its obligations hereunder and to consummate the Secondary Merger. The execution, delivery and performance by Blocker Corp. of this Agreement, and the consummation of the Secondary Merger, have been duly authorized and approved by its Board of Directors, and except for obtaining the Blocker Corp. Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of Blocker Corp. is necessary to authorize the execution, delivery and performance by Blocker Corp. of this Agreement and the consummation by it of the Secondary Merger. This Agreement has been duly executed and delivered by Blocker Corp. and, assuming due authorization, execution and delivery hereof by the other party hereto, constitutes a legal, valid and binding obligation of Blocker Corp., enforceable against Blocker Corp. in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, Contribution, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by Blocker Corp. nor the consummation by Blocker Corp. of the Secondary Merger, nor compliance by Blocker Corp. with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Blocker Corp. or (ii) violate any material law, judgment, writ or injunction of any governmental authority applicable to Blocker Corp. or any of its material properties or assets. Except for the Blocker Corp. Stockholder Approval, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Blocker Corp. in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.3. Capitalization of Blocker Corp.

(a) Blocker Corp. has authorized the issuance of 1,000 shares of common stock. As of the date of this Agreement, 100 shares were issued and outstanding, and all such shares are held of record by Stripes Holdings, L.P., a Delaware limited partnership. All of the issued and outstanding shares of Blocker Corp. Stock are duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights.

(b) Blocker Corp. has no authorized, issued and outstanding or reserved stock and there is no existing option, warrant, call, right, or contract of any character to which Blocker Corp. is a party requiring, and there are no securities of Blocker Corp. outstanding which upon conversion or exchange would require, the issuance of any shares of Blocker Corp. Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Blocker Corp. Stock. Except as set forth in the Bylaws of Blocker Corp., Blocker Corp. is not a party to any voting trust or other contract with respect to the voting, redemption, sale, transfer or other disposition of the Blocker Corp. Stock.

Section 3.4. No Activities or Liabilities. Blocker Corp. has not, since the date of its organization, conducted any business, entered into any contracts, arrangements or understandings with any third party, or incurred any obligation or liability whatsoever, contingent or otherwise, other than those incident to the ownership of the Class A Units (and, following the Initial Merger, the Company Common Stock), and pursuant to this Agreement. At the effective time, Blocker Corp. will have no liability whether outstanding, current, deferred, contingent, or future, of any kind.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Blocker Corp. as follows:

Section 4.1. Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 4.2. Company Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Secondary Merger. The execution, delivery and performance by the Company of this Agreement have been duly authorized and approved by its board of directors and no other action on the part of the board of directors of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception,

(b) Neither the execution and delivery of this Agreement by the Company nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) violate any material law, judgment, writ or injunction of any governmental authority applicable to the Company or any of its material properties or assets. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.3. Issuance of the Company Common Stock; Capitalization of the Company. The Company Common Stock to be issued as a result of the Secondary Merger has been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable. After giving effect to the Initial Merger, the Secondary Merger and the Offering, the capitalization of the Company will be as set forth in the prospectus filed by the Company with the Securities and Exchange Commission with respect to the Offering.

ARTICLE V

Conditions Precedent

Section 5.1. Conditions to Each Party’s Obligation to Effect the Secondary Merger. The respective obligations of each party hereto to effect the Secondary Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

(b) Blocker Corp. Stockholder Approval. The Blocker Corp. Stockholder Approval shall have been obtained in accordance with applicable law and the Certificate of Incorporation and Bylaws of Blocker Corp.

(c) Consummation of the Initial Merger. The Initial Merger shall have been consummated in accordance with the terms of the Initial Merger Agreement.

ARTICLE VI

Survival of Representations and Warranties

All representations and warranties contained in this Agreement shall terminate as of the Secondary Merger, except the representations and warranties contained in Section 3.3, Section 3.4 and Section 4.3 of this Agreement, which shall survive the Secondary Merger.

ARTICLE VII

Miscellaneous

Section 7.1. Entire Agreement. This Agreement and the other documents referred to herein represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.

Section 7.2. Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.3. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as expressly contemplated by this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto without the prior written consent of the other parties and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

Section 7.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 7.5. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the internal laws of the State of Delaware. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

Section 7.6. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the following addresses:

If to the Company:

Susser Holdings Corporation

4433 Baldwin Boulevard

Corpus Christi, TX 78408

Attn: E. V. “Chip” Bonner, Jr.

If to Blocker Corp.:

Stripes Investment Corp.

c/o Wellspring Capital Partners, III

Lever House

390 Park Avenue

New York, NY 10022

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 7.7. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

SUSSER HOLDINGS CORPORATION

By:	/s/ E. V. Bonner, Jr.
E. V. Bonner, Jr.
Executive Vice President, Secretary and
General Counsel

STRIPES INVESTMENT CORP.

By:	/s/ William F. Dawson
William F. Dawson
President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER